Rosenman & Colin LLP
                              575 Madison Avenue
                              New York, NY 10022
April 6, 1998
                                                             E-MAIL ADDRESS
                                                         dlandau@rosenman.com










Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549


Ladies and Gentlemen:

We have acted as counsel to Galey & Lord, Inc. (the "Company"), a Delaware corporation, in connection with the registration statement (the "Registration Statement") on Form S-4 filed with the Securities and Exchange Commission on April 6, 1998 in connection with the registration of $300,000,000 aggregate principal amount of 9 1/8% Senior Subordinated Notes Due 2008 (the "Notes") of the Company.

In rendering this opinion, we have examined (i) the Indenture between the Company, Galey & Lord Industries, Inc., G&L Service Company, North America, Inc., Swift Textiles, Inc. and SunTrust Bank, Atlanta, dated February 24, 1998, pursuant to which the Notes will be issued; (ii) the Notes; (iii) the Registration Statement; (iv) the Restated Certificate of Incorporation of the Company; (v) the Amended and Restated By-laws of the Company; (vi) resolutions of the Board of Directors of the Company, dated December 15, 1997 and (vii) such other documents, and made such inquiries as to questions of law, as we have deemed necessary.

Based upon the foregoing, it is our opinion that when (i) the Notes have been
(a) duly authenticated in accordance with the Indenture and (b) issued, exchanged, and delivered in the manner and for the consideration stated in the Indenture, the Prospectus and the Letter of Transmittal, which have been, or forms of which have been, filed as part of, or as exhibits to, the Registration Statement; (ii) the Registration Statement has become effective under the Securities Act of 1933, as amended, and (iii) the Notes have been qualified as required under the laws of those jurisdictions in which they are to be issued and exchanged, the Notes will be legally issued, fully paid and non-assessable and valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws, now or hereafter in effect, and equitable considerations of any court before which enforcement may be sought.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name in the Registration Statement, including the Prospectus constituting a part thereof, and any amendments or supplements thereto, under the caption "Legal Matters."

                                       Very truly yours,

                                       ROSENMAN & COLIN LLP



                                       By:  /s/ David H. Landau
                                          --------------------------
                                               A Partner